Exhibit 10.1

LUCIRA HEALTH, INC.

August 30, 2021

Tony Allen

Re:Employment Agreement

Dear Tony:

On behalf of Lucira Health, Inc. (the “Company”), I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”).   As discussed, the terms of this Agreement govern with respect to your employment, which shall commence no later than September 20, 2021 (such actual date of your commencement of employment shall be referred to herein as the “Start Date”).

1.	EMPLOYMENT BY THE COMPANY.

(a)	Position. You will serve as the Company’s Chief Operations Officer.

(b)Duties and Location. You will perform those duties and responsibilities as are customary for the position of Chief Operations Officer (which will include duties related to Manufacturing and Supply Chain Management), and as may be directed by Chief Executive Officer, to whom you will report. Your primary office location will be your home office in San Diego, California, however, you will also be required to perform services at the Company’s offices in Emeryville, California upon request by the Company or as necessitated by your job duties. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location or the Company’s Emeryville, California offices from time to time, and to require reasonable business travel. Subject to the terms of this Agreement, the Company may modify your job title, duties, and reporting relationship as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

(c)Outside Activities.   Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

2.	COMPENSATION AND BENEFITS.

(a)Base Salary. You will be paid a base salary at the rate of $410,000 per year, less applicable payroll deductions and withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b)Employee Benefits.   As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description

of these benefits is available upon request.   Subject to the terms of this Agreement, the Company may change your compensation and benefits from time to time in its discretion.

(c)Sign-On/Retention Bonus. If you join the Company, you will also be eligible to earn a one-time bonus of $170,000, less applicable withholdings (the “Sign-On/Retention Payment”). The Company will advance you $50,000 of the Sign-On/Retention Payment, prior to its being earned, within thirty (30) days after your Start Date, and will pay you the remaining $120,000 of the Sign-On/Retention Payment on March 31, 2022, subject to your continued employment through such date. You will earn the Sign-On/Retention Payment if you remain continuously employed with the Company through March 31, 2022. If your employment with the Company terminates for any reason prior to March 31, 2022, you agree to repay, within thirty (30) days of your last day of employment with the Company, the entire Sign-On/Retention Payment paid to you by the Company in advance of becoming earned.

(d)Annual Discretionary Bonus. You will also be eligible to earn an annual discretionary bonus, with a target bonus of 40% of your base salary (as provided in the Company’s 2021 Annual Incentive Plan for executive-level employees), prorated for calendar year 2021 based on the length of time you are employed by the Company in 2021. The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant, as set forth in the Company’s 2021 Annual Incentive Plan or any successor bonus program sponsored by the Company.

(e)Equity Compensation. Subject to approval by the Company’s Board of Directors (the “Board”), the Company anticipates granting you Restricted Stock Units (“RSUs”) that will approximate

$1,500,000. The RSUs will be governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and will include a four year vesting schedule, under which 25% will vest 12 months after the vesting commencement date, and 3/48ths of the total shares will vest on the first day of the last month of each quarter thereafter, until either the RSUs are fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first with a one year cliff.

(f)Officer Severance Benefit Plan. You will be eligible to participate in the Company’s Officer Severance Benefit Plan (the “Severance Plan”) subject to the terms and conditions of the Severance Plan. A copy of the Severance Plan has been provided to you concurrently with this Agreement.

(g)Expenses.   The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

3.	CONFIDENTIAL INFORMATION.

(a)Confidentiality Agreement. As a condition of employment, you agree to sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), enclosed with this Agreement. In addition, you are required to abide by the Company’s policies and procedures, as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

(b)Conflicting Obligations. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other

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obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any information, materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

4.AT-WILL EMPLOYMENT RELATIONSHIP. Your employment relationship with the Company is at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice. If your employment is terminated by you or the Company for any reason, you agree to resign from any position you hold on the Board, to be effective no later than the date of your termination (or such other date as requested by the Board).

5.COMPLIANCE WITH OR EXEMPTION FROM SECTION 409A. It is intended that the benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A- 1(b)(9). With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

6.	DISPUTE RESOLUTION.

(a)Arbitration Agreement. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9

U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. or its successor (“JAMS”), under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

(b)Individual Claims. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys

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General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

(c)Process. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law.

(d)Injunctive Relief. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

7.MISCELLANEOUS. This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check or drug test, this offer is contingent upon satisfactory clearance of such background check and/or drug test. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return a signed copy to me on or before September 3, 2021 if you wish to accept employment at the Company under the terms described above. The offer of employment herein will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.

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We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

LUCIRA HEALTH, INC.

/s/ Erik T. Engelson
Erik T. Engelson, Chief Executive Officer

Accepted and Agreed:

/s/ Tony Allen	08/31/2021
Signed:	Date

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